Exhibit 3.1

ARTICLES OF ASSOCIATION OF

TORNIER N.V.

(informal translation)

having its seat in Amsterdam, as they read after the deed of amendment to the articles of association executed on 28 January 2011 before a legal substitute (waarnemer) for P.H.N. Quist, civil-law notary in Amsterdam, in respect of which amendment the Minister of Justice advised on 21 January 2011 under number N.V. 34247057 that no objections have become apparent.

Definitions

Article 1.

The following definitions shall apply in these articles of association:

a.                   general meeting: the body consisting of the shareholders entitled to vote and other persons entitled to vote as well as the meeting of shareholders and other persons entitled to attend meetings;

b.                  subsidiary: has the meaning as referred to in article 2:24a Dutch Civil Code;

c.                   group: has the meaning as referred to in article 2:24b Dutch Civil Code;

d.                  group company: a legal entity or company with which the company is affiliated in a group;

e.                   dependent company: has the meaning as referred to in article 2:152 Dutch Civil Code;

f.                     persons with voting rights: holders of shares with voting rights as well as holders of a right of usufruct on shares with the right to vote and holders of a right of pledge with a right to vote;

g.                  persons with meeting rights: persons with voting rights as well as shareholders who do not have the right to vote;

h.                  written/in writing: with respect to the provision of these articles of association the requirement of being in writing shall also be complied with if the notification, announcement, statement, acknowledgement, decision-making, power of attorney, vote or request, have been laid down electronically.

Name and seat

Article 2.

1.                   The name of the company is: Tornier N.V.

2.                   The company has its seat in Amsterdam.

3.                   The company may have branch offices and branch establishments in other jurisdictions.

Objects

Article 3.

The objects of the company are:

•                      to sell, purchase, trade and distribute medical products in general and implants and prostheses in particular, to introduce these products and to provide all kind of services as regarded;

•                      to participate in, to finance, to collaborate with, to conduct the management of companies and other enterprises and provide advice and other services;

•                      to acquire, use and/or assign industrial and intellectual property rights and real property;

•                      to invest funds;

•                      the borrowing, lending and raising funds, including the issuance of bonds, promissory notes or other securities or evidence of indebtedness as well as entering into agreements in connection with these activities;

•                      to provide security for the obligations of legal persons or of other companies with which the company is affiliated in a group or for the obligations of third parties, including by means of issuing guarantees and pledging collateral;

•                      to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the broadest sense of the words.

Capital and shares

Article 4.

1.                   The company’s authorized capital amounts to three million euros (EUR 3,000,000) and is divided into one hundred million (100,000,000) ordinary shares, each share with a par value of three euro cents (EUR 0.03).

2.                   All shares shall be registered shares.

The shares shall be numbered in such a manner that they can be distinguished from each other at any time.

3.                   The company cannot cooperate with the issue of depositary receipts issued for shares in its own capital.

The issue of shares

Article 5.

1.                   Shares shall be issued pursuant to a resolution of the general meeting, or pursuant to such resolution of the board of directors if designated thereto by the general meeting for a period not exceeding five years.

At the designation, the number and class of shares that may be issued by the board of directors should be determined.

The designation may be prolonged each time for a period not exceeding five years. Unless it has been determined differently at the designation, it cannot be revoked.

The resolution to issue shares contains the price and further terms of issue.

2.                   Within eight days after a resolution of the general meeting to issue shares or to designate the board of directors to issue shares, as referred to above, the board of directors shall deposit a complete text thereof at the Trade Register.

Within eight days after the end of each quarter of the year, the board of directors shall submit a statement of each issue of shares in that quarter of the year to the Trade Register, stating the number of the shares.

3.                   Issue of shares shall never be below par, without prejudice to the provisions of article 2:80 paragraph 2 Dutch Civil Code.

4.                   Ordinary shares shall be issued against payment of at least the nominal value.

Upon subscription for shares the nominal amount must be paid up, and in case the subscription is higher than par, the difference of these amounts as well.

5.                   Payment on shares must be made in cash to the extent that no other contribution has been agreed, subject to the provisions of article 2:80b Dutch Civil Code.

Payment in foreign currency may only be made with the permission of the company and also subject to the provisions of article 2:80a paragraph 3 Dutch Civil Code.

6.                   The board of directors is authorized, without any prior approval of the general meeting, to perform legal acts within the meaning of article 2:94 paragraph 1 Dutch Civil Code.

Pre-emptive rights

Article 6.

1.                   Without prejudice to the applicable legal provisions, upon the issue of shares, each holder of ordinary shares has a pre-emptive right in proportion to the aggregate amount of ordinary shares held by him.

2.                   A shareholder shall have no pre-emptive right in respect of shares:

•                       issued for a non-cash contribution;

•                       issued to employees of the company or of a group company; and

•                       that are issued to a party exercising a previously obtained right to acquire shares.

3.                   The board of directors shall announce an issue with pre-emptive rights and the time frame within which the pre-emptive rights may be exercised in the Government Gazette (Staatscourant) and in a national daily distributed newspaper and in such other manner as may be required to comply with applicable stock exchange regulations, if any, unless the announcement to all holders of shares is made in writing and sent to the address stated by them.

4.                   The pre-emptive right may be exercised at least two weeks after the day of the announcement in the Government Gazette or, if the announcement is made in writing, at least two weeks after the day of the mailing of the announcement.

5.                   The pre-emptive right may be restricted or excluded by resolution of the general meeting or by the board of directors if designated thereto by the general meeting, for a period not exceeding five years, and also authorized to issue shares during that period.

Unless it has been determined otherwise at the designation, the right of the board of directors to restrict or to exclude the pre-emptive right cannot be revoked.

The designation may be renewed at any general meeting for a period not exceeding five years.

Unless the board of directors is designated to restrict or to exclude the pre-emptive right, a resolution to restrict or exclude the pre-emptive right will be passed on proposal of the board of directors.

In the proposal in respect thereof, the reasons for the proposal shall be explained in writing.

6.                   A resolution of the general meeting to restrict or exclude the pre-emptive right or to designate the board of directors as referred to in paragraph 5 requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

Within eight days after said resolution, the board of directors shall deposit a complete text thereof at the Trade Register.

7.                   The provisions of the above paragraphs of the present article shall apply accordingly to the granting of a right to subscribe for shares, but shall not apply to the issue of shares to one who exercises a previously acquired subscription right.

Own shares, right of pledge on own shares

Article 7.

1.                   The company cannot subscribe for shares in its own capital.

2.                   Any acquisition by the company of shares in its own capital that are not fully paid-up shall be null and void.

3.                   In accordance with the provisions of article 2:98 Dutch Civil Code, the company may acquire fully paid-up shares in its own capital if:

a.                    the shareholders’ equity less the acquisition price is not less than the sum of the paid in and called up part of its capital and the reserves that it is required to maintain by law;

b.                   the nominal value of the shares to be acquired in its capital, which the company itself holds or holds in pledge, or which are held by a subsidiary is not more than half of the issued capital; and

c.                    the acquisition is authorized by the general meeting.

The authorization shall be valid for a maximum of eighteen months.

The general meeting shall determine in the authorization the number and class of shares that may be acquired, how they may be acquired and the price range.

The authorization is not required for the acquisition of shares on a stock market in order to transfer them to employees of the company or of a group company pursuant to a scheme applicable to such employees.

4.                   For the purposes of subparagraph a of paragraph 3, the amount of the shareholders’ equity according to the last adopted balance sheet shall be reduced by the acquisition price of shares in the capital of the company, the amount of loans as described in article 2:98c paragraph 2 Dutch Civil Code and distributions to others from profits or reserves which may have become due by the company and its subsidiaries after the balance sheet date.

If more than six months have elapsed since the commencement of the fiscal year, and no annual accounts have been adopted, then an acquisition in accordance with paragraph 3 above shall not be permitted.

5.                   The company may only take its own shares in pledge in accordance with the applicable statutory provisions.

6.                   The company is not entitled to any distributions from shares in its own capital.

In the calculation of the distribution of profits, the shares referred to in the previous sentence are not counted unless there is a right of usufruct or right of pledge on such shares, and if the pledgee is entitled to the distributions on the shares for the benefit of a party other than the company.

7.                   At the general meeting no vote may be cast for shares held by the company or a subsidiary.

Usufructuaries of shares that belong to the company or a subsidiary are, however, not excluded from exercising their right to vote if the right of usufruct was created before the share belonged to the company or a subsidiary.

The company or a subsidiary cannot cast a vote for a share on which it has a right of usufruct.

In determining the extent to which the shareholders vote, are present or represented, or the extent to which the share capital is provided or represented, the shares on which, by law, no vote may be cast shall not be taken into account.

8.                   A subsidiary may not subscribe shares in the capital of the company for its own account or have such shares issued to it.

9.                   The preceding paragraphs shall not apply to shares which the company acquires

•                       for no consideration; or

•                       by universal succession of title (verkrijging onder algemene titel).

10.             The term ‘shares’ as used in this article shall include depositary receipts issued for shares.

Article 8.

1.                   The company may not provide collateral, guarantee the price, otherwise guarantee or bind itself jointly or severally with or for third parties, for the purpose of the subscription or acquisition by third parties of shares in its capital.

This prohibition shall also extend to any subsidiaries.

2.                   The company and its subsidiaries may not provide loans for the purpose of the subscription or acquisition by third parties of shares in the capital of the company, unless the board of directors resolves to do so and the requirements described in article 2:98c Dutch Civil Code are met.

3.                   Paragraphs 1 and 2 shall not apply if shares or depositary receipts of shares are subscribed or acquired by or for employees of the company or a group company.

Reduction of capital

Article 9.

1.                   The general meeting may decide to reduce the issued capital upon proposal by the board of directors subject to the provisions of article 2:99 Dutch Civil Code, by cancellation of shares or by reducing the amount of the shares by amendment of these articles of association.

This resolution must designate the shares to which the resolution pertains and must provide for the implementation of the resolution.

A resolution to cancel shares may relate only to:

•                       shares held by the company itself or with respect to shares of which it holds the depositary receipts;

•                       all shares of a class with the consent of all shareholders of such class; or

•                       all shares of a class with repayment.

Any reduction of the par value of shares without redemption and without a release from the obligation to pay up must be made in proportion to all shares.

This proportional requirement may be waived by agreement of all shareholders affected.

2.                   A partial repayment or discharge must be effected in proportion to all shares involved. From this requirement may be deviated from with the consent of all shareholders concerned.

3.                   For a resolution to reduce the capital, a majority of the votes cast at a meeting if at least half the issued capital is represented at the meeting, or at least two-thirds of the votes cast at the meeting if less than half of the issued capital is represented at the meeting, is required.

A resolution to reduce capital requires prior or simultaneous approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced.

The convocation for a meeting at which a resolution referred to in this article will be passed shall state the purpose of the capital reduction and how it is to be implemented.

Register of shareholders

Article 10.

1.                   The board of directors shall keep a register in which the names and addresses of all holders of shares are recorded, indicating the date on which they acquired the shares, the date of the acknowledgement or service as well as the amount paid-up on each share.

If also an electronic address is disclosed by a shareholder for the purpose of entry into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements for a meeting via electronic means.

2.                   The register shall also record the names and addresses of the usufructuaries and the pledgees of shares, showing the date on which they acquired the right on the shares, the date of the acknowledgement of the acquisition of the right of usufruct or the right of pledge or the date on which such acquisition has been served upon the company as well as whether they are entitled to exercise the voting rights attached to the shares and the rights conferred by law upon holders of depositary receipts issued with the cooperation of a company.

3.                   All shareholders, usufructuaries and pledgees shall ensure that the company is informed of their addresses.

4.                   If a shareholder, a usufructuary, or a pledgee also disclosed an electronic address to the company for the purpose of entering this electronic address, together with the other in paragraphs 1 to 3 inclusive of this article mentioned data, into the register, such disclosure is deemed to entail the consent to receive all notifications and announcements as well as convocations for a general meeting of shareholders via electronic means.

The provision of the previous sentence regarding the convocation for a general meeting of shareholders shall only apply to the extent the usufructuary or the pledgee are entitled to attend the meeting.

5.                   The board of directors shall be authorized to keep the register outside the Netherlands.

The board of directors may authorize an agent to keep the register for the purposes as meant in this article.

The register shall be updated regularly.

The board of directors shall determine the form and contents of the register with due observance of the provisions of paragraphs 1 to 4 hereof.

6.                   Upon request the board of directors shall provide shareholders and those who have a right of usufruct or pledge in respect of such shares free of charge with an extract from the register in respect of their rights to a share.

7.                   The board of directors shall be authorized to provide the authorities with information and data contained in the register of shareholders or have the same inspected to the extent that this is requested to comply with applicable foreign legislation or rules of the stock exchange where the company’s shares are listed.

Transfer of shares, usufruct, pledge

Article 11.

1.                   A transfer of a share or a right in rem (beperkt recht) thereto requires a deed of transfer and, except in the event the company itself is party to that legal act, acknowledgement in writing by the company of the transfer.

The acknowledgement shall be given in the deed, or by a dated statement embodying such acknowledgement on the deed or on a copy or extract thereof duly authenticated by a civil-law notary or by the transferor.

Service of the deed of transfer, copy or extract on the company shall be deemed to be equal to acknowledgement.

2.                   The provisions of paragraph 1 shall apply mutatis mutandis to the creation or release of a right of usufruct and a right of pledge.

A pledge may also be established on a share without acknowledgement by or service on the company.

In such cases, article 3:239 Dutch Civil Code shall be equally applicable, whereby the notification by a shareholder as referred to in paragraph 3 of that article, shall be replaced by acknowledgement by or service on the company.

3.                   The shareholder shall have the voting rights with respect to shares subject to a usufruct or pledged shares.

A usufructuary and pledgee shall not have shall have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of a company.

Board of directors

Article 12.

1.                   The company shall have a board of directors consisting of three or more members, comprising of one or more members having responsibility for the day-to-day management of the company (the ‘executive directors’) and two or more members not having such responsibility (the ‘non-executive directors’).

2.                   The board of directors shall determine the number of the directors, provided that at all times the board of directors shall be composed of at least one executive director and two non-executive directors.

3.                   The general meeting shall appoint members of the board of directors from a binding nomination to be drawn up by the board of directors in accordance with section 2:133 Dutch Civil Code.

The general meeting may cancel the binding nature of a nomination at a meeting by a majority of two-thirds of the votes cast, representing more than half of the issued share capital.

Should a nomination be deprived of its binding character in the manner provided for in this paragraph, a new meeting is called at which the resolution for appointment of a member of the board of directors shall require majority of two-thirds of the votes cast, representing more than half of the issued share capital.

4.                   At a general meeting, votes in respect of the appointment of a member of the board of directors can only be cast for candidates named in the agenda of the meeting or the explanatory notes thereto.

5.                   Members of the board of directors may be suspended or dismissed by the general meeting at any time.

A resolution of the general meeting to suspend or dismiss a member of the board of directors pursuant to a proposal by the board of directors shall be passed with an absolute majority of the votes cast.

A resolution of the general meeting to suspend or dismiss a member of the board of directors other than pursuant to a proposal by the board of directors shall require a two-third majority of the votes cast representing more than half of the company’s issued capital.

6.                   With respect to the resolution of the general meeting referred to in the paragraph 3 and 5, the provision included in article 2:120 paragraph 3 Dutch Civil Code is not applicable.

7.                   Members of the board of directors shall be appointed for a maximum period of four years.

Unless a member of the board of directors has resigned at an earlier date, his or her term of office shall lapse on the day the first annual meeting of shareholders to be held in the fourth year after the year of his or her appointment.

A member of the board of directors may be reappointed with due observance of the previous sentence.

8.                   The company shall have a policy in respect of the compensation of the members of the board of directors (the ‘compensation policy’).

The compensation policy shall be adopted by the general meeting.

The compensation policy shall at least describe the items referred to in article 2:383c to e inclusive Dutch Civil Code, to the extent they concern the board of directors.

9.                   With due observation of the compensation policy the board of directors may establish a compensation for the members of the board of directors in respect of the performance of their duties, provided that nothing herein contained shall preclude any member of the board of directors from serving the company or any subsidiary or related company thereof in any other capacity and receiving compensation therefor.

10.             The board of directors shall submit to the general meeting for its approval plans to award shares or the right to subscribe for shares to the executive directors.

The plans shall at least set out the number of shares and rights to subscribe for shares that may be awarded to the members of the board of directors and the criteria that shall apply to the award or any change thereto.

Failure to obtain the approval of the general meeting shall not affect the board of directors’ authority to represent the company.

Article 13.

1.                   The board of directors shall, from its members, appoint a chairman, and shall have power to appoint from its members a chief executive officer.

The board of directors shall furthermore appoint a company secretary.

The company secretary shall assist the board of directors.

2.                   The board of directors shall draw up board rules to deal with matters that concern the board internally.

The board rules may include an allocation of tasks among the members of the board of directors.

The board rules shall contain provisions concerning the manner in which meetings of the board of directors are called and held.

3.                   The board of directors may vest authority to represent the company, jointly or severally, in any one or more members of the board of directors and/or officers of the company who would thereby be granted powers of representation with respect to such acts or categories of acts as the board may determine and shall notify to the Trade Register.

4.                   The board of directors can only adopt valid resolutions when the majority of the members of the board of directors in office shall be present at the board meeting or be represented at such meeting.

5.                   A member of the board of directors may only be represented by a co-member of the board authorised in writing.

The expression in writing shall include any message transmitted by current means of communication and received in writing.

6.                   All resolutions shall be adopted by the favourable vote of the majority of the directors present or represented at the meeting.

Each director shall have one vote.

7.                   A director shall not take part in discussions nor vote on a subject or transaction in relation to which he has a conflict of interest with the company.

8.                   The board of directors shall be authorised to adopt resolutions without convening a meeting if all members of the board of directors shall have expressed their opinions in writing, unless one or more members of the board of directors shall object to a resolution being adopted in this way.

A resolution shall in this case be adopted if the majority of all members of the board of directors shall have expressed themselves in favour of the resolution concerned.

The provision of the second sentence of paragraph 6 shall apply mutatis mutandis.

9.                   Without prejudice to the provisions above, decisions of the board of directors involving a major change in the company’s identity or character are subject to the approval of the general meeting, including:

a.                    the transfer of the enterprise or practically the whole enterprise to third parties;

b.                   to enter or to terminate longstanding joint ventures of the company or a subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the company;

c.                    to acquire or dispose of a participation in the capital of a company worth at least one-third of the amount of the company’s assets according to the balance sheet with explanatory notes thereto, or if the company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes according to the last adopted annual account of the company, by the company or a subsidiary.

10.             Failure to obtain the approval defined in paragraph 9 of this article shall not affect the authority of the board of directors or the members of the board of directors to represent the company.

Committees

Article 14.

1.                   The board of directors shall appoint from its non-executive directors an audit committee, a nominating and corporate governance committee and a compensation committee.

2.                   The board of directors shall have power to appoint any further committees, composed of members of the board of directors and officers of the company and of group companies.

3.                   The board of directors shall determine the duties and powers of the committees referred to in the preceding paragraphs.

Article 15.

In the event that one or more members of the board of directors are absent or prevented from acting, the remaining members of the board of directors or the sole remaining member of the board of directors shall be entrusted with the management of the company.

In the event that all the members of the board of directors or the sole remaining member of the board of directors is absent or prevented from acting, a person to be appointed for that purpose by the general meeting, shall be temporarily entrusted with the management of the company.

Representation

Article 16.

1.                   The company shall be represented by the board of directors.

In addition, the authority to represent the company is vested in each executive director acting individually.

2.                   In all events of the company having a conflict of interest with one or more members of the board of directors within the meaning of article 2:146 Dutch Civil Code, the company shall continue to be represented in the manner described in the second sentence of paragraph 1 above without prejudice to the power of the general meeting to at any time designate one or more other person for such purpose.

Indemnification of members of the board of directors and officers

Article 17.

1.                   The company shall indemnify any person who is a member of the board of directors or an officer (each of them an ‘indemnified person’) and who was or is in his capacity as member of the board of directors or officer a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative or any action, suit or proceeding in order to obtain information (other than an action, suit or proceeding instituted by or on behalf of the company), against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement and other financial losses, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company.

The termination of any action, suit or proceeding by a judgment, order, settlement,

conviction, or the failure to put up a defense or its equivalent, shall not, in and of itself, create a presumption that the person did not act in good faith and not in a manner which he reasonably could believe to be in or not opposed to the best interests of the company. The indemnified person is obliged to inform the company as soon as practically possible about any claim or any circumstance that could lead to a claim.

2.                   No indemnification pursuant to paragraph 1 of this article shall be made in respect of any claim, issue or matter:

•                       as to which such person shall have been adjudged in a final and non-appealable judgment by a Dutch judge to be liable for gross negligence or willful misconduct in the performance of his duty to the company, unless and only to the extent that the judge before whom such action or proceeding was brought or any other Dutch judge having appropriate jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to a compensation which the judge before whom such action or proceeding was brought or such other judge having appropriate jurisdiction shall deem proper; or

•                       insofar as costs and losses have been insured under any insurance and the insurance company has reimbursed to him the costs and losses.

3.                   Expenses (including attorneys’ fees) incurred by an indemnified person in defending a civil or criminal action, suit or proceeding shall be paid by the company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of an indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company as authorized in this article.

4.                   The indemnification provided for by this article shall not be deemed exclusive of any other right to which a person seeking indemnification or advancement of expenses may be entitled under the laws of the Netherlands as from time to time amended or under any by-laws, agreement, resolution of the general meeting or of the members of the board of directors or officers who are not an interested party in this matter or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such position, and shall continue as to a person who has ceased to be a member of the board of directors or an officer, but was a member of the board of directors or an officer at any time after the execution of this deed of amendment and shall also inure to the benefit of the heirs, executors and administrators of the estate of such person.

5.                   The company may purchase and maintain insurance on behalf of any indemnified person, whether or not the company would have the power to indemnify him against such liability under the provisions of this article.

6.                   No amendment or repeal of this article shall adversely affect any right to protection of any person entitled to indemnification or advancement of expenses under this article prior to such amendment or repeal.

By the amendment or repeal of this article an amendment can be made in the protection of any persons that have been (re-)appointed as member of the board of directors or officer after the amendment or repeal of this article.

Fiscal year, annual accounts, annual report

Article 18.

1.                   The company’s fiscal year runs from the Monday nearest to the thirty-first of December of a year, and ends on the Sunday nearest to the thirty-first of December of the following year.

2.                   The board of directors shall be responsible for the annual accounts which need to be prepared within the period prescribed by law.

The annual accounts shall be signed by all members of the board of directors.

If the signature of one or more of them is lacking, this fact and the reason therefore shall be indicated.

The board of directors shall also, within the period mentioned above, prepare an annual report.

3.                   The general meeting shall instruct a registered accountant or a firm of registered accountants, as defined in article 2:393 paragraph 1 Dutch Civil Code, to audit the annual accounts and the annual report by the board of directors, to report thereon, and to issue an auditor’s certificate with respect thereto.

4.                   If the general meeting fails to issue such instructions, the board of directors shall be authorized to do so.

5.                   The company shall ensure that, as of the day on which a general meeting at which they are to be considered, is called, the annual accounts, the annual report and the additional information to be provided pursuant to article 2:392 paragraph 1 Dutch Civil Code are available for examination by those entitled to attend meetings.

The company shall make copies of the documents referred to in the previous sentence available free of charge to those entitled to attend meetings.

If these documents are amended, this obligation shall also extend to the amended documents.

6.                   The annual accounts shall be adopted by the general meeting.

7.                   The annual accounts shall not be adopted if the general meeting is unable to take cognizance of the certificate as referred to in paragraph 3 of this article, unless, together with the remaining information as referred to in article 2:392 Dutch Civil Code, a legitimate ground is given why the certificate is lacking.

After the proposal to adopt the annual accounts has been dealt with, the proposal will be made to the general meeting to discharge the members of the board of directors in respect of their conduct of management during the relevant fiscal year insofar this appears from the annual accounts.

8.                   The company shall be obliged to make its annual accounts publicly available at the Trade Register.

Allocations of profit

Article 19.

1.                   The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in capital and the reserves which it is required by law to maintain.

2.                   The profit appearing from the annual accounts adopted by the general meeting shall be at the disposal of the general meeting.

3.                   The board of directors may resolve to make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied, as appears from an interim statement of assets and liabilities, taking into account the legal regulations.

4.                   There shall be no distribution of profits in favour of the company with respect to shares, or to shares of which it holds depositary receipts issued therefore, which the company has acquired in its own capital.

5.                   For the computation of the profit distribution the shares held by the company in its own capital shall be disregarded.

6.                   The board of directors may decide to make payments to the holders of shares and other persons from the distributable part of the shareholders’ equity, subject to the approval of the general meeting.

7.                   Any claim a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable.

General meetings

Article 20.

1.                   The annual general meeting shall be held every year within six months of the end of the fiscal year, in which shall, in any event, be considered:

•                       the consideration of the annual report;

•                       the adoption of the annual accounts;

•                       any other matters put forward by board of directors and announced pursuant to this article.

In the event the period preparing the annual accounts as set forth in article 18 paragraph 2 of these articles of association is extended in conformity with applicable law, the matters indicated in the previous sentence will be dealt with in a general meeting to be held no later than one month after the extension.

2.                   General meetings will be held in Amsterdam, Haarlemmermeer (Schiphol) or in Schiedam.

3.                   General meetings shall be convened by the board of directors in the manner and with reference to the applicable provisions of the legislation and applicable stock exchange regulations and with consideration of the applicable terms.

4.                   The convocation states:

a.                    the subjects to be discussed;

b.                   the place and time of the general meeting;

c.                    the procedure for participation in the general meeting and the exercise of voting rights in person or by proxy.

5.                   Extraordinary general meetings shall be held as often as the board of directors deems this necessary.

6.                   An item proposed by one or more shareholders having the right thereto according to applicable law, will be included in the convocation or announced in the same manner, provided the company receives such substantiated request or a proposal for a resolution in writing no later than the sixtieth day prior to the day of the meeting.

Article 21.

1.                   The general meetings will be chaired by the chairman of the board of directors, or, in his absence, by a member of the board of directors appointed by the board of directors; if the chairman of the board of directors is absent and no other member of the board of directors has been appointed in his place, the general meeting shall appoint the chairman.

2.                   Minutes shall be kept of the items dealt with at the general meeting.

The minutes shall be adopted by the chairman and the company secretary and shall be signed by them in witness thereof.

3.                   The chairman of the meeting as well as any member of the board of directors may at all times commission the drawing up of a notarial record of the meeting at the company’s expense.

4.                   The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the articles of association.

Article 22.

1.                   Each shareholder, as well as each other person with voting rights and/or meeting rights, is entitled, in person or through an attorney authorized in writing for the specific meeting, or by proxy, to attend the general meeting, to address the meeting and, in the event the shareholder is entitled to the voting rights, to exercise the voting rights.

2.                   The board of directors may resolve that for the application of the provision in paragraph 1, persons with voting rights and/or meeting rights are considered to be those persons who (i) on a date determined by the board of directors (the ‘record date’) are persons with voting rights and/or meeting rights with respect to a share, and (ii) are registered in (a) register(s) determined by the board of directors (the ‘register’), provided that (iii) that person with voting rights and/or meeting rights gave notice to the company of his intention to attend the general meeting, irrespective of who at the time of the general meeting is a person with voting rights and/or meeting rights.

The notice must state the name and the number of shares for which the person is entitled to vote and/or to attend the general meeting.

The provisions regarding the notice apply mutatis mutandis to a holder of a proxy of a person with voting rights and/or meeting rights.

3.                   In case the board of directors does not use the authority referred to in paragraph 2, persons with voting rights and/or meeting rights with respect to shares, must give written notice to the board of directors of their intention to exercise the rights referred to in paragraph 1 at the general meeting, at such places and at such date as the board of directors will give notice of in the notice for the general meeting.

4.                   Insofar applicable, the convocation notice shall state the record date as well as where and how the registration as referred to in paragraph 2 is to take place, and, in so far as votes can be cast electronically, the way in which the rights of the person entitled to vote and to attend a meeting can be exercised.

5.                   A person entitled to vote and/or attend meetings, who wants to be represented in the general meeting by an attorney authorized in writing or proxy, must hand in their power of attorney or duly executed proxy at the office of the company or at another place to be designated by the company within the period laid down on the convocation notice; or inform the company about the power of attorney by electronic means.

The board of Management may decide that the proxies from those entitled to vote are attached to the attendance list.

6.                   The attendance list must be signed by each person with voting rights and/or meeting rights or his representative.

7.                   The members of the board of directors shall have the right to attend the general meeting.

8.                   The board of directors may decide that every shareholder is entitled to participate in, to address and to vote in the general meeting by way of an electronic means of communication, in person or by proxy, provided the shareholder may by the electronic means of communication be identified, directly take notice of the discussion in the meeting and participate in the deliberations.

The board of directors may adopt a resolution containing conditions for the use of electronic means of communication in writing.

If the board of directors has made such regulation, such conditions will be disclosed with the notice convening the meeting.

9.                   In the event a record date issued as referred to in paragraph 2, the board of directors may stipulate that votes cast prior to the general meeting by electronic means are equated with votes cast during the meeting.

These votes, in order to be valid, must be cast by a holder of voting rights on the record date and may not be cast earlier than on the record date.

Article 23.

1.                   Each share shall confer the right to cast one vote.

2.                   Insofar as the law or these articles of association do not prescribe a larger majority, resolutions shall be passed by a simple majority of votes cast in a meeting where at least one third of the outstanding shares are represented.

3.                   The chairman of the meeting determines the method of voting, which includes oral, written or electronic voting.

In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot.

Voting by written ballot shall take place by means of sealed, unsigned ballot papers.

4.                   In the event votes tie, the proposal shall be rejected.

5.                   Blank votes and invalid votes shall be considered as not having been cast.

Amendments to the articles of association, legal merger, demerger, dissolution and liquidation

Article 24.

1.                   On proposal of the board of directors, the general meeting may resolve to amend the company’s articles, to conclude a legal merger (juridische fusie) or a demerger (splitsing), or to dissolve the company. A resolution of the general meeting to conclude a legal merger (juridische fusie) or a demerger (splitsing) requires a majority of at least two-thirds of the votes cast, if less than half of the issued capital is represented at the meeting.

2.                   The full proposal of the amendment of the articles of association shall be available at the offices of the company from the day of the convocation to the general meeting until the close of same for inspection by those who are entitled to attend meetings; the copies of this proposal shall be made available free of charge to those who are entitled to attend meetings.

This shall be stated in the convocation advertisement.

3.                   Upon dissolution, the liquidation of the company shall be effected by the board of directors, unless the general meeting has designated other liquidators.

4.                   During the liquidation, the provisions of the articles of association shall remain in force in as much as possible.

5.                   Any liquidation surplus shall be distributed to the shareholders and other parties entitled thereto in proportion to their respective rights.